UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2008
Motorcar Parts of America, Inc.

(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA		90503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 972-4005
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective June 5, 2008, the Board of Directors (the “Board”) of Motorcar Parts of America, Inc. (the “Registrant”) appointed Duane Miller as a director of the Registrant, expanding the Board to seven directors.
Mr. Miller, 60, retired from General Motors Corporation in April 2008 after 37 years of service. At the time of his retirement, Mr. Miller served as executive director, GM Service and Parts Operations (“SPO”) Field Operations where he was responsible for all SPO field activities, running GM Parts (original equipment), ACDelco (aftermarket) and GM Accessories business channels, as well as SPO’s Global Independent Aftermarket.
At this time, the Board has not named Mr. Miller to any committees of the Board, and currently does not expect to name Mr. Miller to any committees of the Board.
Pursuant to the terms of the Registrant’s 2004 Non-Employee Director Stock Option Plan, Mr. Miller was granted an option to purchase 25,000 shares of the Registrant’s common stock at an exercise price of $7.27 upon his appointment to the Board on June 5, 2008. One-third of the option is immediately exercisable, one-third of the option becomes exercisable on June 5, 2009 and one-third of the option becomes exercisable on June 5, 2010, assuming that Mr. Miller remains a member of the Board on such anniversary dates. Mr. Miller will also receive fees consistent with those fees received by the existing non-employee directors for his service as a director of the Registrant.
A copy of the Registrant’s press release announcing Mr. Miller’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 9, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2008	MOTORCAR PARTS OF AMERICA, INC.
/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 9, 2008